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                                                                     EXHIBIT 5.1

June 19, 2001

First Virtual Communications, Inc.
3393 Octavius Drive
Santa Clara, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by FIRST VIRTUAL COMMUNICATIONS, INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of up to 3,921,788 shares of the Company's Common Stock, $.001 par value (the "Shares"), issuable upon the exercise of outstanding options granted pursuant to the White Pine Software, Inc. 1993 Stock Option Plan, White Pine Software, Inc. 1994 Stock Option Plan, White Pine Software, Inc. 1995 Stock Option Plan, White Pine Software, Inc. 1996 Incentive and Nonqualified Stock Option Plan, White Pine Software, Inc. 1997 Director Stock Option Plan, the Agreements dated as of May 6, 1996, as amended, between White Pine Software, Inc. and each of Vincent Chavy and Richard B. Kennerly, the Agreements dated as of March 22, 2001 between CUseeMe Networks, First Virtual Communications, and each of Killko Caballero, David Bundy, Jeff Krampf and the Agreements dated as of April 11, 2001 between CUseeMe Networks and each of Raymond Cavanagh and Robert Scott (collectively, the "Plans"). Such options were assumed by the Company in connection with the Agreement and Plan of Merger and Reorganization dated as of March 22, 2001 (the "Merger Agreement"), by and among the Company, FVC Acquisition Corp. and CUseeMe Networks, Inc.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the form of option agreements under the Plans, the Merger Agreement, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the respective Plan and the assumed respective option agreements under which they are issued, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By:  /s/ Julie M. Robinson
     -----------------------------
         Julie M. Robinson